EXHIBIT 99.1


                    PEOPLE'S LIBERATION REPORTS RECORD THIRD
                           QUARTER 2007 PROFITABILITY
                o NET INCOME INCREASED TO APPROXIMATELY $600,000
                       o GROSS PROFIT INCREASES TO 49.4%
                            o 23% INCREASE IN SALES

FOR IMMEDIATE RELEASE

LOS ANGELES - NOVEMBER 14, 2007--People's Liberation, Inc. (OTCBB:PPLB), designer of premium denim and high-end casual apparel under the brand names People's Liberation(TM) and William Rast(TM), today reported record net income for the third quarter of 2007 of approximately $600,000, or $0.02 per share, compared with net income of $133,000 or $0.00 per share, for the third quarter of 2006.

Net sales for the third quarter of 2007 rose approximately 23% to $6.2 million compared with $5.1 million in the same quarter last year. The increase in sales primarily reflected continued growth of the William Rast brand. Sequentially, third quarter net sales increased by $1.6 million from $4.6 million in the second quarter of 2007.

Gross profit in the third quarter of 2007 increased to $3.1 million, up 30.9% from gross profit of $2.4 million reported in the same quarter last year. Gross margin for the third quarter of 2007 was approximately 49.4%, up from approximately 46.5% for the third quarter of 2006. The increase in gross margin was primarily due to continued economies of scale in manufacturing efficiencies. Sequentially, gross margin was also up from 48.7% in the second quarter of 2007. This increase resulted primarily from increased sales of higher margin William Rast men's and women's denim products and decreased returns, allowances and discounts in the third quarter of 2007. Operating expenses for the third quarter of 2007 totaled $2.6 million, compared with $2.2 million in the third quarter of 2006.

Highlights and Key Events from the quarter and subsequent weeks included:

o        The addition of Kenneth  Wengrod to the  company's  board of directors.
         Mr. Wengrod is Founder and President of FTC Commercial Corp., a global finance commercial service company primarily focused in the apparel industry. Mr. Wengrod is an apparel and finance veteran.

o The resignation of Daniel Guez from his positions as creative director and board member.

o The launch of new spring image and marketing campaigns for both brands that are designed to grow brand awareness and broaden the brands' customer base in the Company's target markets.

o The private placement of an aggregate of 1,060,000 shares of People's Liberation common stock at $0.50 per share with strategic investors including the company's German distributor, Unifa. The gross proceeds of $530,000 will be used for general working capital purposes. More importantly, management expects to benefit from expanded relationships with these strategic shareholder partners.

o        Subsequent  to  quarter's  end,  the Company  amended the William  Rast
         Sourcing,  LLC  operating  agreement,   which  eliminated  $172,899  of
         minority interest that was accrued for in Q2.

"I am very pleased with the momentum we are seeing in our business," said, Chief Executive Officer Colin Dyne. "In the third quarter we achieved strong profitability as we saw a convergence of events including strong top line growth, which was driven by the expansion of our specialty and department store business, coupled with continued progress in our efforts to control overhead costs."

"Also, the significance of our financing transaction in which we raised additional working capital lies in the strategic importance of the members of the fashion apparel industry, who, by participating, have expressed their confidence in our growth potential. In addition to forming important alliances with members of the apparel industry, we are also exploring potential acquisition candidates as a part of our strategy to create a portfolio of high-end contemporary brands under the People's Liberation umbrella," said Dyne.

BALANCE SHEET
As of September 30, 2007, the company had cash and equivalents of approximately $614,000, a working capital balance of approximately $4.4 million and approximately $2.6 million of borrowing availability under its factoring agreements. This compares with $1.3 million in cash and equivalents, a working capital balance of approximately $4.9 million and approximately $2.5 million of borrowing availability under its factoring agreements, as of September 30, 2006. On October 23, 2007, the Company's borrowing availability under its inventory financing agreements was increased to a maximum of $1.3 million.

CONFERENCE CALL
Investors are invited to participate in the conference call today, November 14, by dialing 888-713-3588 in the U.S., or 913-981-5531 outside the U.S. A telephone replay will be available beginning Wednesday, November 14, 2007 at 7:30 p.m. ET, through Wednesday, November 28, 2007 at 12:00 p.m. ET. To access the replay, dial 888-203-1112 (U.S.) or 719-457-0820 (International) and use pass code: 4767932. The call will also be webcast at www.earnings.com. For those who are not available to listen to the live webcast, the call will be archived for 30 days at www.peoplesliberation.com under "investor relations."

ABOUT PEOPLE'S LIBERATION, INC.
Los Angeles-based People's Liberation, Inc., designs, markets and sells premium contemporary apparel under the brand names People's Liberation(TM) and William Rast(TM). The clothing consists of premium denim, knits, wovens and outerwear for men and women. In the United States, the company distributes its merchandise to better department stores and boutiques, including Nordstrom, Bloomingdales, Saks Fifth Avenue, Neiman Marcus, Lisa Klein, Lulu's Boutique and Fred Segal. Outside the U.S., its products are sold directly and through distributors to better department stores and boutiques in Canada, Germany, the United Kingdom, Greece, Cyprus and the Benelux Region of Europe, which includes Belgium, the Netherlands and Luxembourg. The Company also sells merchandise on its websites: www.peoplesliberation.com and www.williamrast.com.

FORWARD-LOOKING STATEMENTS
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include statements regarding the belief that the launch of new Spring image and marketing campaigns for both brands will grow brand awareness and broaden the brands' customer base in the Company's target markets and management's expectation to benefit from expanded relationships with its strategic shareholder partners. Factors which could cause actual results to differ materially from these forward-looking statements include the company's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the company's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
People's Liberation
Darryn Barber, CFO
213 745-2123

ICR, Inc.
Ina McGuinness/Patricia Dolmatsky
310 954-1100

                            PEOPLE'S LIBERATION, INC.
                          Selected Balance Sheet Items
                             (All numbers in $000's)

                                                     SEPTEMBER 30,  DECEMBER 31,
                                                          2007          2006
                                                     ------------   ------------

Cash and cash equivalents ........................   $        614   $         62
Due from factor and accounts receivable ..........   $      2,551   $      3,791
Inventories ......................................   $      3,135   $      2,846
Total current assets .............................   $      6,454   $      6,908
Total assets .....................................   $      7,895   $      8,207

Accounts payable and accrued expenses ............   $      2,085   $      2,298
Total current liabilities ........................   $      2,085   $      2,301
Total liabilities ................................   $      2,146   $      2,362
Total stockholders' equity .......................   $      5,749   $      5,845
Total liabilities and equity .....................   $      7,895   $      8,207


                            PEOPLE'S LIBERATION, INC.
                      Consolidated Statements of Operations
           (All numbers in thousands, except income (loss) per share)


                                                           THREE MONTHS ENDED     NINE MONTHS ENDED
                                                             SEPTEMBER 30,           SEPTEMBER 30,
                                                          -------------------    --------------------
                                                            2007       2006        2007        2006
                                                          --------   --------    --------    --------
Net sales .............................................   $  6,237   $  5,064    $ 14,660    $ 11,530
Cost of goods sold ....................................      3,156      2,710       7,635       6,564
                                                          --------   --------    --------    --------
   Gross profit .......................................      3,081      2,354       7,025       4,966


Selling expenses ......................................      1,025        655       2,626       1,443
Design and production .................................        651        594       1,664       1,732
General and administrative ............................        956        986       3,497       2,415
                                                          --------   --------    --------    --------
   Total operating expenses ...........................      2,632      2,235       7,787       5,590


Income (loss) from operations .........................        449        119        (762)       (624)
Interest and other expense (income), net ..............         19        (14)        (62)        (56)
                                                          --------   --------    --------    --------
Income (loss) before income taxes and minority interest        430        133        (700)       (568)
Provision for income taxes ............................          5       --             8           2
                                                          --------   --------    --------    --------
Net income (loss) before minority interest ............        425        133        (708)       (570)
Minority interest .....................................        173       --          (113)       --
                                                          --------   --------    --------    --------
Net Income (loss) .....................................   $    598   $    133    $   (821)   $   (570)
                                                          ========   ========    ========    ========
Basic income (loss) per share (1) .....................   $   0.02   $   0.00    $  (0.02)   $  (0.02)
                                                          ========   ========    ========    ========
Diluted income (loss) per share (1) ...................   $   0.02   $   0.00    $  (0.02)   $  (0.02)
                                                          ========   ========    ========    ========
Basic weighted avg. common shares outstanding(1) ......     34,962     34,371      34,949      33,770
                                                          ========   ========    ========    ========
Diluted weighted avg. common shares outstanding(1) ....     35,052     34,371      34,949      33,770
                                                          ========   ========    ========    ========

(1) Reflects the reverse stock split of 1:9.25 and subsequent issuance of shares to preserve round lot holders as of January 1, 2006, which became effective on January 5, 2006.